UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: April 13, 2007

(Date of earliest event reported)

LENOX GROUP INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-11908

Delaware	13-3684956
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

One Village Place, 6436 City West Parkway, Eden Prairie, MN 55344

(Address of principal executive offices, including zip code)

(952) 944-5600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement.

Effective as of April 13, 2007, in connection with the election of Conrad L. Bringsjord to the Board of Directors of Lenox Group Inc. (“Lenox” or the “Company”) (see Item 5.02(d) below), Lenox entered into an agreement (the “Agreement”) with The Clinton Group, Inc. (“CGI”). Pursuant to the terms of this Agreement, Lenox agreed to cause Mr. Bringsjord to be appointed to the Audit Committee and the Executive Committee of the Board and CGI agreed that it will not exceed an 18% ownership interest in Lenox while Mr. Bringsjord serves on the Board. CGI also agreed that it will not initiate, participate in or vote for a tender offer or a written consent to remove any member of Lenox’s Board of Directors through October 31, 2007 and agreed to extend this period through December 31, 2007 if Lenox’s stock price is above $7.00 per share on that date (as measured in accordance with the terms of the Agreement). In addition, the Board agreed to commence a search, to be completed, if possible, within six months, for another independent director with appropriate expertise to serve on the Board.

The description of the Agreement in this Current Report on Form 8-K is qualified in its entirety by reference to the copy of the Agreement attached hereto as Exhibit 10.1.

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           Effective as of April 13, 2007, Conrad L. Bringsjord was elected to the Board of Directors. The Company also agreed to cause Mr. Bringsjord to be appointed to serve on the Audit Committee and the Executive Committee of the Board. In connection with Mr. Bringsjord’s appointment to serve as a member of the Board and these committees, Lenox entered into the Agreement with CGI, the terms of which are described in Item 1.01 above and a copy of which is attached hereto as Exhibit 10.1.

Mr. Bringsjord is 46 and currently serves as Senior Managing Director and Senior Portfolio Manager for CGI, serving as Head of Corporate Finance and Trading Strategies, a position that he has held since 2006. During 2005, Mr. Bringsjord created Prudentia Advisors, an activist hedge fund, in order to capitalize on his combination of investment analysis and M&A expertise. In 2001, Mr. Bringsjord formed Bringsjord & Co., a boutique M&A advisory and investment management firm.

Other than through the Agreement, Mr. Bringsjord is not a party to any transaction with the Company or any subsidiary of the Company. Mr. Bringsjord has no family relationships with any member of the Board or any other executive officer of the Company.

Item 7.01        Regulation FD Disclosure.

(1)           On April 16, 2007, Lenox issued a press release announcing that it had appointed Conrad L. Bringsjord to serve as a member of its Board of Directors. A copy of the press release is being furnished herewith as Exhibit 99.1.

(2)          As part of a presentation to prospective lenders in connection with Lenox’s refinancing of its outstanding credit facilities, Lenox disclosed that it had implemented approximately $17 million of annualized cost reductions to date, including $8.6 million in pension savings, $4.5 million of savings at the Kinston manufacturing facility and $3.9 million in other cost savings, and that it plans to implement additional cost reductions during 2007.

Item 9.01        Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Agreement, dated as of April 13, 2007, by and between Lenox Group Inc. and The Clinton Group, Inc.

99.1

Press release, dated April 16, 2007, announcing the appointment of Conrad L. Bringsjord to the Board of Directors. This release is being “furnished” and shall not be deemed “filed” pursuant to Instruction B.2 of Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LENOX GROUP INC.

By:	/s/ Timothy J. Schugel
Timothy J. Schugel
Chief Financial Officer

Date: April 16, 2007

EXHIBIT INDEX

Exhibit Number	Description
10.1	Agreement, dated as of April 13, 2007, by and between Lenox Group Inc. and The Clinton Group, Inc.

99.1

Press release, dated April 16, 2007, announcing the appointment of Conrad L. Bringsjord to the Board of Directors. This release is being “furnished” and shall not be deemed “filed” pursuant to Instruction B.2 of Form 8-K.